Exhibit 10.9

SUNGARD INSURED RECEIVABLES FACILITY

SECOND STEP RECEIVABLES PURCHASE AGREEMENT

DATED AS OF AUGUST 11, 2005

by and among

SUNGARD FINANCING LLC,

as Transferor,

and

SUNGARD FUNDING LLC,

as the Transferee,

SUNGARD INSURED RECEIVABLES FACILITY

SECOND STEP RECEIVABLES PURCHASE AGREEMENT

THIS SECOND STEP RECEIVABLES PURCHASE AGREEMENT, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, is by and among SunGard Financing LLC, a Delaware limited liability company (“SunGard Financing” or the “Transferor” ), and SunGard Funding LLC, a Delaware limited liability company (together with its assigns, “SunGard Funding” or the “Transferee”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Annex A to the Insured Receivables Credit Agreement, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, by and among SunGard Funding LLC, a Delaware limited liability company, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and Funding Agents parties thereto, and the Insurer, as amended or otherwise modified from time to time (the “Credit Agreement”).

PRELIMINARY STATEMENTS

SunGard Financing now owns, and from time to time hereafter will own, pursuant to the First Step Agreement, all of the right, title and interest in and to the Receivables of the Sellers thereunder (the “Receivables”), together with the Seller Related Security and Collections with respect thereto (collectively with the Receivables, the “Assets”).

SunGard Financing wishes to sell and assign SunGard Funding, and SunGard Funding wishes to purchase from SunGard Financing, all of SunGard Financing’s right, title and interest in and to the Assets and the SunGard Financing Related Security existing on the date hereof and arising from time to time until the Amortization Date. SunGard Financing and SunGard Funding intend the transaction contemplated hereby to be true sales of the Assets and the SunGard Financing Related Security, providing SunGard Funding with the full benefits of ownership, and SunGard Financing and SunGard Funding do not intend this transaction to be loans from SunGard Financing to SunGard Funding. However, if the transaction contemplated hereby are characterized as loans, SunGard Financing hereby grants to SunGard Funding a security interest in the Assets and the SunGard Financing Related Collateral.

Following each purchase of all of SunGard Financing’s right, title and interest in and to all the Assets and the SunGard Financing Related Security, SunGard Funding may pledge the Assets and the SunGard Financing Related Security to obtain credit under the Credit Agreement.

ARTICLE I

AMOUNTS AND TERMS

Section 1.1 Purchase of Receivables.

(a) Effective on the date hereof, in consideration for the Second Step Purchase Price and upon the terms and subject to the conditions set forth herein, SunGard Financing hereby sells, assigns, transfers, sets over and otherwise conveys to SunGard Funding, without recourse (except to the extent expressly provided herein), and SunGard Funding does hereby purchase from SunGard Financing, all of its right, title and interest in and to all of the Assets and the SunGard Financing Related Security existing as of the close of business on the Business Day immediately prior to the date hereof and all of the Assets and SunGard Financing Related Security thereafter arising through and including the Amortization Date. In accordance with the preceding sentence, on the date hereof SunGard Funding shall acquire all of SunGard Financing’s right, title and interest in and to all of the Assets and the SunGard Financing Related Security existing as of the close of business on the Business Day immediately prior to the date hereof and thereafter arising through and including the Amortization Date; provided, that, SunGard Funding shall pay the Second Step Purchase Price therefor in accordance with Section 1.2.

(b) It is the intention of the parties hereto that the Purchase of Receivables included in the Assets made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the Uniform Commercial Code), which sale is absolute and irrevocable and provides SunGard Funding with the full benefits of ownership of the Receivables. The sale of Receivables hereunder is made without recourse to SunGard Financing; provided, however, that (i) SunGard Financing shall be liable to SunGard Funding for all representations, warranties and covenants made by the Sellers under the First Step Agreement and by SunGard Financing hereunder, and (ii) such sale does not constitute and is not intended to result in an assumption by SunGard Funding or any assignee thereof of any obligation of any Seller, SunGard Financing or any other Person arising in connection with the Receivables, the related Contracts, the Seller Related Security and/or the SunGard Financing Related Security or any other obligations of Sellers or SunGard Financing. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, SunGard Financing will, on or prior to the date hereof and in accordance with Section 4.1(h), (x) indicate clearly and unambiguously in its computer files that all Receivables have been or will be conveyed to SunGard Funding pursuant to this Agreement and (y) note in its accounting records that the Receivables have been sold to SunGard Funding. Upon the request of SunGard Funding, the Transferor will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of SunGard Funding’s ownership interest in the Assets and SunGard Financing Related Security, or as SunGard Funding may reasonably request.

Section 1.2 Payment for the Purchase.

(a) The Second Step Purchase Price for each Second Step Purchase from SunGard Financing shall be the Purchase Price (net of Purchase Price Credits) payable for the related Purchase by SunGard Financing under the First Step Agreement, payable on the dates the related Purchase Price is payable by SunGard Financing.

(b) Upon the fulfillment of the conditions set forth in Article III, the Second Step Purchase Price for Receivables shall be paid by SunGard Funding or provided for (without duplication) by SunGard Funding in the manner provided in Section 1.2(c) on the date of the initial Purchase from SunGard Financing and on each Purchase Date thereafter until the Amortization Date.

(c) The Second Step Purchase Price for Receivables shall be paid by SunGard Funding on each Purchase Date (including the initial Purchase Date) as follows:

(i) by netting the amount of any Purchase Price Credits then due to SunGard Financing against such Second Step Purchase Price;

(ii) to the extent available for such purpose (as determined by SunGard Funding), in cash; and

(iii) by means of an addition to the principal amount of the Second Step Intercompany Note in an aggregate amount up to the remaining portion of the Second Step Purchase Price (after subtraction of the amounts paid in accordance with clauses (i), (ii) and (iii) of this subsection (c)). SunGard Financing may evidence such additional principal amounts by recording the date and amount thereof on the grid attached to the Second Step Intercompany Note; provided, however, that the failure to make any such recordation or any error in such grid shall not adversely affect SunGard Financing’s rights.

(d) All amounts payable by SunGard Funding in respect of the Second Step Purchase Price of Receivables shall be paid by SunGard Funding to an account of SunGard Financing. Any such payment by SunGard Funding to or at the direction of SunGard Financing shall constitute a full and complete discharge of SunGard Funding’s liability for the amounts so paid.

Section 1.3 Reconveyance of Receivables. Simultaneously with any reconveyance of a Receivable under Section 1.3(b) of the First Step Agreement, such Receivable shall immediately and automatically be sold, assigned, transferred and reconveyed (without recourse) by SunGard Funding to SunGard Financing without any further action by SunGard Funding or any other Person.

Section 1.4 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by SunGard Funding hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of SunGard Financing designated from time to time by SunGard Financing or as otherwise directed by SunGard Financing; provided that to the extent Collections during any Monthly Period that are available to fund the Second Step Purchase Price of Receivables sold during such period are less than the full amount of such Second Step Purchase Price, the unpaid portion thereof shall be paid or provided for on the related Settlement Date in accordance with Section 1.4(c). In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b) All amounts due to SunGard Financing from SunGard Funding once received shall be applied in the following order of payment during each Monthly Period:

(i) first, to pay any amounts payable pursuant to 1.2(c)(ii); and

(ii) second, to make payments of interest on, and then principal of the Second Step Intercompany Note in accordance with Section 1.8 and the Second Step Intercompany Note.

(c) On each Settlement Date:

(i) SunGard Financing shall determine the aggregate Second Step Purchase Price (the “Aggregate Second Step Purchase Price”) for all Assets conveyed by SunGard Financing to SunGard Funding during the preceding Monthly Period or, in the case of the Amortization Date, during the period from the end of the preceding Monthly Period to the Amortization Date (each such period, a “Adjusted Monthly Period”); provided, that the final Adjusted Monthly Period shall commence on the day following the most recently ended Adjusted Monthly Period and shall end on the Amortization Date;

(ii) if on any Settlement Date, the Aggregate Second Step Purchase Price for the related Adjusted Monthly Period minus the aggregate amount of Second Step Purchase Price Credits for such Adjusted Monthly Period (such difference, the “Modified Aggregate Second Step Purchase Price”) exceeds the amount of cash payments received by SunGard Financing as provided herein for such Adjusted Monthly Period (such amount, the “Cash Payments”), SunGard Financing shall, subject to the terms of this Agreement and to the extent it has not already done so, record such excess as an increase in the principal amount outstanding under the Second Step Intercompany Note (subject to the limitation set forth in Section 1.8(c)), and if any excess remains after giving effect to the permissible increase in the principal amount of the Second Step Intercompany Note, SunGard Financing may declare the Amortization Date to have occurred by delivering notice to that effect to SunGard Funding and the Administrative Agent; and

(iii) if on any Settlement Date, the Cash Payments for the related Adjusted Monthly Period exceed the Modified Aggregate Second Step Purchase Price for such Adjusted Monthly Period, SunGard Financing shall, subject to the terms of this Agreement, record the application of that excess, (x) first, to the payment of any unpaid and accrued interest on the Second Step Intercompany Note, (y) second, as a reduction in the principal amount of the Second Step Intercompany Note, and, (z) third, to the payment of any remaining excess to SunGard Funding.

Section 1.5 Transfer of Records.

(a) In connection with the Purchase of Receivables hereunder, SunGard Financing hereby sells, transfers, assigns and otherwise conveys to SunGard Funding all of

SunGard Financing’s right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, SunGard Financing hereby grants to SunGard Funding an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by SunGard Financing to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by SunGard Financing or is owned by others and used by SunGard Financing under license agreements with respect thereto, provided that should the consent of any licensor of SunGard Financing to such grant of the license described herein be required, SunGard Financing hereby agrees that upon the request of SunGard Funding, SunGard Financing will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) SunGard Financing (i) shall take such action requested by SunGard Funding, from time to time hereafter, that may be necessary or appropriate to ensure that SunGard Funding have an enforceable ownership interest in the Records (and is able to grant a perfected first priority security interest) relating to the Receivables purchased from SunGard Financing hereunder, and (ii) shall use its reasonable efforts to ensure that SunGard Funding, the Administrative Agent and the Collection Agent each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.6 Characterization. This agreement constitutes a “security agreement” as defined in the Uniform Commercial Code that the parties intend provides for the “security interest” of a buyer of accounts under the Uniform Commercial Code. If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale by SunGard Financing to SunGard Funding of Receivables hereunder shall be characterized as a loan by SunGard Financing to SunGard Funding and not a true sale of accounts or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement in respect of such loan under the Uniform Commercial Code and other applicable law. For this purpose and without being in derogation of the parties’ intention that the transactions hereunder shall constitute a true sale of the Assets and the SunGard Financing Security, SunGard Financing hereby grants to SunGard Funding a security interest in all of SunGard Financing’s right, title and interest in, to and under all Assets existing and hereafter arising and all Records with respect thereto, and all proceeds of the foregoing, and the SunGard Financing Related Security to secure such loan, which security interest shall be prior to all other Liens. After the occurrence of an Early Amortization Event, SunGard Funding and its assigns shall have, in addition to the rights and remedies specified in this Agreement, all other rights and remedies provided to a secured party after default in a transaction which is a sale of accounts under the Uniform Commercial Code and other applicable law, which rights and remedies shall be cumulative.

Section 1.7 No Repurchase. Except to the extent expressly set forth herein, SunGard Financing shall not have any right or obligation under this Agreement, by implication or otherwise, to repurchase from SunGard Funding any Receivables or to rescind or otherwise retroactively affect any Purchase of any Receivable after it is sold to SunGard Funding hereunder.

Section 1.8 Second Step Intercompany Note.

(a) On the date of the initial Purchase, SunGard Funding shall issue to SunGard Financing, for its account, a note substantially in the form of Exhibit I (as amended, supplemented or otherwise modified from time to time, the “Second Step Intercompany Note”). The aggregate principal amount of the Second Step Intercompany Note at any time shall be equal to the difference between (i) the aggregate principal amount on the issuance thereof and each addition to the principal amount of the Second Step Intercompany Note with respect to SunGard Financing pursuant to the terms of Section 1.2(c)(iii) and Section 1.4 as of such time, minus (ii) the aggregate amount of all payments made in respect of the principal of the Second Step Intercompany Note as of such time. All payments made in respect of the Second Step Intercompany Note shall be allocated, first, to pay accrued and unpaid interest thereon, and second, to pay the outstanding principal amount thereof. Interest on the outstanding principal amount of the Second Step Intercompany Note shall accrue at a rate per annum equal to the Base Rate in effect from time to time from and including the date of issuance to but excluding the day on which it is paid in full and shall, subject to the terms and conditions hereof and thereof, be paid (x) on each Settlement Date with respect to the principal amount of the Second Step Intercompany Note outstanding from time to time during the Adjusted Monthly Period immediately preceding such Settlement Date (but only to the extent SunGard Funding has funds available to make such payment) and (y) on the maturity date thereof; provided, however, that, to the maximum extent permitted by law, accrued interest on the Second Step Intercompany Note which is not so paid shall be added to the principal amount of the Second Step Intercompany Note. Principal of the Second Step Intercompany Note not paid or prepaid pursuant to the terms thereof shall be payable on the maturity date thereof. Notwithstanding anything to the contrary contained in this Agreement, any payments to be made by SunGard Funding in respect of the Second Step Intercompany Note shall be made solely from funds available to SunGard Funding that are not otherwise required to be applied or set-aside for the payment of any obligations of SunGard Funding under the Second Step Agreement, shall be non-recourse and shall not constitute a claim against SunGard Funding to the extent that insufficient funds exist to make such payment.

(b) Anything herein to the contrary notwithstanding, SunGard Funding may not make any payment of any Second Step Purchase Price on any Purchase Date by increasing the aggregate principal amount of the Second Step Intercompany Note outstanding unless the aggregate principal amount of the Second Step Intercompany Note outstanding on such Purchase Date (after giving effect to all repayments thereof on or before such Purchase Date) would not exceed 25% of the aggregate Outstanding Balance of the Receivables on such Purchase Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of SunGard Financing. SunGard Financing hereby represents and warrants to SunGard Funding, as of the date hereof, and as of the date of each incremental Purchase, and with respect to the other representations and warranties set forth in this Section 2.1, as of the date such Receivables are purchased hereunder, that:

(a) Corporate Existence and Power. SunGard Financing (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Transaction Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b) Power and Authority; Due Authorization Execution and Delivery. The execution, delivery and performance by SunGard Financing of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by SunGard Financing and constitutes, and each other Transaction Document to which SunGard Financing is to be a party, when executed and delivered by SunGard Financing, will constitute, a valid and legally binding obligation of SunGard Financing, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals, No Conflict. The execution and delivery by SunGard Financing of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect security interests created under the Transaction Documents, (ii) do not contravene or violate, as the case may be, its certificate of incorporation or by-laws, or its certificate of formation or limited liability company agreement; (iii) do not require compliance with any bulk sales act or similar law, (iv) will not violate any Requirement of Law applicable to SunGard Financing except to the extent such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (v) will not violate or result in a default under any material indenture or other material agreement or instrument binding upon SunGard Financing or any of their respective assets, or give rise to a right thereunder to require any payment to be made by SunGard Financing or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, and (vi) will not result in the creation or imposition of any Lien on any asset of SunGard Financing except Liens created under the Transaction Documents.

(d) Actions, Suits. There are no actions, suits or proceedings pending, or to SunGard Financing’s knowledge, probable of assertion, against or affecting SunGard Financing, or any of its properties, in or before any court, arbitrator or other body, that question the validity of the Transactions or could reasonably be expected to have a Material Adverse Effect. SunGard Financing is not in default with respect to any order of any court, arbitrator or governmental body.

(e) Accuracy of Information. All information heretofore furnished by SunGard Financing or any of its Affiliates to SunGard Funding for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by SunGard Financing or any of its Affiliates to SunGard Funding will be, true and accurate in every material respect on the date such information is stated or certified.

(f) Good Title. At the time each Receivable of SunGard Financing is transferred to SunGard Funding, SunGard Financing was the legal and beneficial owner of each such Receivables, Related Security and Collections with respect thereto, free and clear of any Lien, except as created by the Transaction Documents.

(g) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each Purchase, transfer to the SunGard Funding (and the SunGard Funding shall acquire from SunGard Financing) a valid and perfected first priority ownership interest in each Receivable that is the subject of such Purchase, together with the Related Security and Collections with respect thereto, free and clear of any Lien, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the Uniform Commercial Code (or any comparable law) of all appropriate jurisdictions to perfect the SunGard Funding’s ownership interest in the Receivables, the Related Security and the Collections.

(h) Uniform Commercial Code Search; Filing Information; Location of Records. The name (as it appears in the public records of the relevant jurisdiction of organization), the Federal tax identification number, the organizational identification number, the type of organization, the jurisdiction of organization, the mailing address and the address of the location of the Records of SunGard Financing are correctly set forth Schedule B.

(i) Lockboxes, Lockbox Accounts and Collection Accounts. The names and addresses of all Lockbox Banks and Collection Banks as of the date of this Agreement, together with the account numbers of the Lockbox Accounts and Collection Accounts at each Lockbox Bank and Collection Bank and the post office box number of each Lockbox, are listed on Schedule C.

(j) Names. Within the last five years, SunGard Financing has not used any corporate names, trade names or assumed names other than that on the signature page of this Agreement.

(k) Ownership of SunGard Funding. SunGard Financing owns, directly or indirectly, 100% of membership interests in SunGard Funding, free and clear of any Lien.

(l) Investment and Holding Company Status. SunGard Financing is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(m) Equivalent Value; Good Faith Transfers. The amount of consideration being received by SunGard Financing upon the sale of the Receivables, the Seller Related Security and the SunGard Financing Related Security to SunGard Funding constitutes reasonably equivalent value and fair consideration for the Receivables, the Seller Related Security and the

SunGard Financing Related Security. The transfers of Receivables by SunGard Financing to SunGard Funding pursuant to this Agreement, and all other transactions between SunGard Financing and SunGard Funding, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of SunGard Financing.

(n) Early Amortization Event and Potential Early Amortization Event. No Early Amortization Event or Potential Early Amortization Event has occurred and is continuing.

(o) Taxes. SunGard Financing has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which SunGard Financing has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(p) Solvency. Immediately after the consummation of the Transactions to occur on the date hereof, SunGard Financing is Solvent.

(q) Employees. SunGard Financing has no employees.

(r) Uniform Commercial Code Article 9 Representation. (i) Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable Uniform Commercial Code) in the Receivables, the Collections and the Seller Related Security in favor of SunGard Funding, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Transferor.

(ii) Accounts. The Receivables, Collections and Related Security constitute either “accounts”, “general intangibles” or “deposit accounts” within the meaning of the Uniform Commercial Code.

(iii) Title. The Transferor owns and has good and marketable title to the Receivables, Collections and Seller Related Security free and clear of any Lien, claim or encumbrance of any Person.

(iv) Perfection. The Transferor has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables, Collections and Related Security granted to SunGard Funding hereunder to the extent that they constitute “accounts” or “general intangibles”. The Transferor has delivered to the Administrative Agent a fully executed agreement pursuant to which the banks maintaining the Lockboxes, the Lockbox Accounts and the Collection Accounts have agreed to comply with all instructions originated by the Administrative Agent directing disposition of the funds in the Lockboxes, Lockbox Accounts and Collection Accounts without further consent by the Transferor. The Lockboxes, the Lockbox Accounts and the Collection Account are not in the name of any Person other than SunGard Financing. SunGard financing has not consented to any such bank maintaining the Lockboxes, the Lockbox Accounts or the Collection Account to comply with instructions of any Person other than the Administrative Agent.

(v) Priority. Other than the security interest granted to SunGard Funding hereunder, the Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables, Collections or Seller Related Security. The Transferor has not authorized the filing of and is not aware of any financing statements against the Transferor that include a description of collateral covering the Receivables, the Collections or the Seller Related Security other than any financing statement relating to the security interest granted to SunGard Funding hereunder or that has been terminated. The Transferor is not aware of any judgment or tax lien filings against the Transferor.

(vi) This clause (r) is not waivable.

Section 2.2 Representations and Warranties of SunGard Funding. SunGard Funding represents and warrants as follows:

(a) SunGard Funding is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and is duly in good standing as a foreign limited liability company in each jurisdiction where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of SunGard Funding to perform its obligations hereunder.

(b) The execution, delivery and performance by SunGard Funding of this Agreement, and each other Transaction Document to which SunGard Funding is to be a party, when executed and delivered by SunGard Funding (i) have been duly authorized by all necessary limited liability company action and (ii) will not (A) violate (1) SunGard Funding’s certificate of formation or limited liability company agreement, (2) any Requirement of Law applicable to SunGard Funding or (3) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which SunGard Funding is a party or by which it or any of its property is or may be bound or (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation of a material right or acceleration of any material payment obligations under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (ii) or this Section 2.2(b), could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SunGard Funding to perform its obligations hereunder and (iii) will not result in the creation or imposition of any Lien except Liens created under the Transaction Documents.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by SunGard Funding of this Agreement, except (i) such as have been obtained or made and are in full force and effect and (ii) for such authorizations, approvals or actions the failure of which to obtain or take could not reasonably be expected to have a material adverse effect on the ability of SunGard Funding to perform its obligations hereunder.

(d) This Agreement, and each other Transaction Document to which SunGard Funding is to be a party, when executed and delivered by SunGard Funding, has been duly executed and delivered by SunGard Funding and is the legal, valid and binding obligation of SunGard Funding, enforceable in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

ARTICLE III

CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement is subject to the conditions precedent that (a) SunGard Funding shall have received on or before the date of such purchase those documents listed on Schedule D and (b) all of the conditions to the initial purchase under the First Step Agreement and to the effectiveness of the Credit Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to all Purchases by SunGard Funding. SunGard Funding’s obligation to purchase Receivables on each Purchase Date from SunGard Financing shall be subject to the further conditions precedent that (a) the Amortization Date shall not have occurred and (b) the representations and warranties set forth in Article II with respect to SunGard Financing that are required to be made on such Purchase Date are true and correct on and as of such date.

Notwithstanding the foregoing, unless otherwise specified by SunGard Funding (with a copy to the Administrative Agent) in a written notice to SunGard Financing, each Purchase from SunGard Financing shall occur automatically on each day prior to the Amortization Date, with the result that the title to all Receivables of SunGard Financing shall vest in SunGard Funding automatically on the date each such Receivable arises and without any further action of any kind by SunGard Funding or SunGard Financing, whether or not the conditions precedent specified above were in fact satisfied on such date and notwithstanding any delay in making payment of the Second Step Purchase Price for such Receivables (but without impairing SunGard Funding’s obligation to pay such Second Step Purchase Price in accordance with the terms hereof).

Section 3.3 Conditions Precedent to all Sales by SunGard Financing. The obligation of SunGard Financing to sell any Receivable owned by it on any date shall be subject to the further condition precedent that on such date no voluntary or involuntary case or proceeding is pending against SunGard Financing or SunGard Funding under any Debtor Relief Law.

ARTICLE IV

COVENANTS

Section 4.1 Affirmative Covenants of SunGard Financing. Until the date on which this Agreement terminates in accordance with its terms, SunGard Financing hereby covenants as set forth below:

(a) Financial Statements. SunGard Financing will deliver to SunGard Funding, the Administrative Agent and the Insurer:

(i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of SunGard Parent beginning with the 2005 fiscal year, a consolidated balance sheet of SunGard Parent and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PriceWaterhouseCoopers or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of SunGard Parent, a consolidated balance sheet of SunGard Parent and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of SunGard Parent as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of SunGard Parent and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii) within 90 days after the end of each fiscal year of SunGard Financing, its balance sheet and statements of income, retained earnings, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by the appropriate Responsible Officer thereof as presenting fairly in all material respects the financial condition and results of operations thereof on a stand-alone basis in accordance with GAAP consistently applied (other than the absence of footnotes);

(iv) with respect to each Monthly Period, SunGard Financing shall deliver Monthly Reports and other reports not later than the Determination Date next following the end of such Monthly Period;

(v) promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent, the Conduit Lenders, or the Insurer copies of the same; and

(vi) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the SunGard Financial Policy, a copy of the SunGard Financial Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Controlling Party’s consent thereto.

(b) Certificates; Other Information. SunGard Financing will deliver to the Administrative Agent for prompt further distribution to each Lender and the Insurer:

(i) no later than five (5) days after the delivery of the financial statements referred to in Section 4.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of SunGard Financing;

(ii) together with the delivery of each Compliance Certificate pursuant to Section 4.1(b)(i), a report setting forth the information required by Section 2.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report); and

(iii) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Borrower Party, or compliance with the terms of the Transaction Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

(c) Notices. SunGard Financing, promptly after obtaining knowledge thereof, will notify SunGard Funding, the Administrative Agent and the Insurer:

(i) of the occurrence of any Early Amortization Event;

(ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Borrower Party, (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower Party and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower Party; and

(iii) of any cessation of the sale of Receivables under the First Step Agreement.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of SunGard Funding (x) stating that such notice is being delivered pursuant to Section 4.1(c)(i), (ii) or (iii) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action SunGard Financing has taken and proposes to take with respect thereto.

(d) Payment of Obligations. SunGard Financing will pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

(e) Information Regarding Collateral. SunGard Financing will furnish to SunGard Funding prompt written notice of any change (i) in SunGard Financing’s or any Seller’s corporate name, (ii) in the jurisdiction of incorporation or organization of SunGard Financing or any Seller or (iii) in any SunGard Financing’s or Seller’s organizational identification number. Before any such change becomes effective, SunGard Financing will cause all filings under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (as defined in the Security Agreement).

(f) Lenders’ Reliance. SunGard Financing acknowledges that the Lenders and the Insurer are entering into the transactions contemplated by the Credit Agreement in reliance upon SunGard Financing’s identity as a legal entities separate from SunGard Parent and the Sellers. Therefore, from and after the date of execution and delivery of this Agreement, SunGard Financing shall take all reasonable steps, including, without limitation, all steps that SunGard Funding or the Insurer may from time to time reasonably request, to maintain its identity as a separate legal entity and to make it manifest to third parties that it is an entity with assets and liabilities distinct from those of SunGard Parent and the Sellers and not just a division of SunGard Parent or any Seller. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, SunGard Financing will:

(i) conduct its own business in its own name and require that all of its full-time employees, if any, identify themselves as such and not as its employees of SunGard Parent ort any Seller (including by means of providing appropriate employees with business or identification cards identifying such employees as SunGard Financing’s employees);

(ii) compensate all employees, consultants and agents directly, from SunGard Financing’s own funds, for services provided to it by such employees, consultants and agents and, to the extent any employee, consultant or agent of SunGard Financing is also an employee, consultant or agent of SunGard Parent or any Seller or, allocate the compensation of such employee, consultant or agent between SunGard Financing on one hand, and SunGard Parent and the Sellers, on the other hand, on a basis that reflects the services rendered to such Persons;

(iii) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of SunGard Parent or any Affiliate thereof, such Finance Subsidiary shall lease such office at a fair market rent;

(iv) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(v) conduct all transactions with SunGard Parent, each Seller and each Affiliate thereof (including, without limitation, any delegation of its obligations as Collection Agent) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between such Finance Subsidiary on one hand, and SunGard Parent, the Sellers and such Affiliate, on the other hand, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(vi) at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

(vii) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of such Financing Subsidiary or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving such Finance Subsidiary, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director) of SunGard Financing;

(viii) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business.

(ix) maintain its books and records separate from those of SunGard Parent, the Sellers and any other Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of SunGard Parent, the Sellers or such other Affiliate;

(x) prepare its financial statements separately from those of SunGard Parent, the Sellers or any other Affiliate thereof and insure that any consolidated financial statements of SunGard Parent, the Sellers or such Affiliate that include such Financing Subsidiary and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that such Finance Subsidiary is a separate corporate entity and that its assets are not available to satisfy the claims of creditors of SunGard Parent and the Sellers;

(xi) except as herein specifically otherwise provided, maintain the funds or other assets of such Finance Subsidiary separate from, and not commingled with, those of SunGard Parent, the Sellers, or any other Affiliate thereof and only maintain bank accounts or other depository accounts to which SunGard Financing alone is the account party, into which SunGard Financing alone makes deposits and from which SunGard Financing alone (or the Administrative Agent in accordance with a Control Agreement) has the power to make withdrawals;

(xii) pay all of SunGard Financing’s operating expenses from its own assets (except for certain payments by SunGard Parent or other Affiliates pursuant to allocation arrangements that comply with the requirements of this Section;

(xiii) Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect;

(xiv) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the other Transaction Documents; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the First Step Agreement, to make payment to SunGard Parent or the Sellers, as the case may be, thereunder for the purchase of Receivables from the Sellers, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(xv) maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its certificate of formation or limited liability company agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents;

(xvi) maintain the effectiveness of, and continue to perform under, the First Step Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the First Step Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the First Step Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the SunGard Funding;

(xvii) not make any Restricted Payment that would result in an Early Amortization Event; and

(xviii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Simpson Thacher & Bartlett LLP, as counsel for the Borrower Parties, in connection with the closing or future Borrowing under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(g) Compliance with Laws. SunGard Financing will comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(h) Books and Records. SunGard Financing will (a) maintain proper books of record and account, on which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving its assets and business; (b) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). SunGard Financing will give SunGard Funding and the Insurer notice of any material change in the administrative and operating procedures referred to in the previous sentence. SunGard Financing will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to SunGard Funding and the Insurer, describing the interests of the Lenders and the Insurer under the Transaction Documents and (B) upon the request of SunGard Funding and the Insurer (x) mark each Contract with a legend describing the interests of the Administrative Agent on behalf of the Lenders and the Insurer and (y) deliver to the Administrative Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(i) Inspection/Audit Rights. SunGard Financing will permit representatives and independent contractors of SunGard Funding and its designees to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants to the extent required by and in the manner permitted by the Collection Agent Agreement.

(j) Compliance with SunGard Financial Policy. SunGard Financing shall comply in all respects with the SunGard Financial Policy.

(k) Ownership. SunGard Financing will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the First Step Agreement irrevocably in SunGard Funding, free and clear of any Liens other than Liens in favor of the Administrative Agent, the Lenders and the Insurer (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the Uniform Commercial Code (or any comparable law) of all appropriate jurisdictions to perfect SunGard Financing’s interest in such Receivables, Seller Related Security, Collections and SunGard Financing Related Security, and such other action to perfect, protect or more fully evidence the interest of SunGard Funding as SunGard Funding may reasonably request).

(l) Performance and Enforcement of First Step Agreement. SunGard Financing will perform each of its obligations and undertakings under and pursuant to the First Step Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to them under the First Step Agreement. SunGard Financing will take all actions to perfect and enforce its rights and interests (and the rights and interests of SunGard Funding) under the First Step Agreements as SunGard Funding may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the First Step Agreement.

(m) Insurance. SunGard Financing at its own expense will maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Transaction Documents. SunGard Financing will furnish to SunGard Funding, information in reasonable detail as to the insurance so maintained.

(n) Payment to Sellers. With respect to any Receivable purchased by SunGard Financing from the Sellers, such sale shall be effected under, and in strict compliance with the terms of, the First Step Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Sellers in respect of the Purchase Price for such Receivable. With respect to any Receivable purchased by SunGard Funding from SunGard Financing, such sale shall be effected under, and in strict compliance with the terms of, the Second Step Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to SunGard Financing in respect of the Purchase Price for such Receivable.

(o) Further Assurances and Post-Closing Conditions. Promptly upon reasonable request by the Administrative Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the Security Agreement or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Agreement.

(p) Replacement of Policy. SunGard Financing agrees use reasonable commercial efforts to replace the Policy at the direction of SunGard Funding, but SunGard Financing will not be obligated to enter into any such replacement policy that would be materially more expensive to SunGard Financing (expressed as a percentage of the Facility Limit, even if coverage is less) or materially more restrictive than the Policy.

(q) Enforcement of First Step Agreement. SunGard Financing will, and will require each Seller to, perform each of their respective obligations and undertakings under and pursuant to the First Step Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to SunGard Financing under the First Step Agreement. SunGard Financing will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent as subassignee of SunGard Financing) under this Agreement as the Controlling Party may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in this Agreement.

(r) Collections. SunGard Financing will cause all Collections in each Lockbox Account to be remitted daily to a Collection Account. In the event any payments relating to Receivables are remitted directly SunGard Financing, SunGard Financing will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, such Seller will hold such payments in trust for the exclusive benefit of SunGard Funding (and its assigns).

(s) Net Worth. SunGard Financing will maintain a Net Worth on a consolidated basis of at least the greater of (i) $74,000,000, and (ii) and 3% of its assets as of the last day of any Monthly Period.

Section 4.2 Negative Covenants of SunGard Financing. Until the date on which this Agreement terminates in accordance with its terms, SunGard Financing hereby covenants that:

(a) Sales, Liens. SunGard Financing will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Liens upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lockbox, Lockbox Account or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent, the Lenders and the Insurer provided for herein) other than in connection with the sale of Charged-Off Receivables, and SunGard Financing will defend the right, title and interest of SunGard Funding (and its assigns) in, to and under any of the foregoing property, against all claims of third parties claiming through or under SunGard Financing.

(b) Investments. SunGard Financing will not make or hold any Investments, except as contemplated under the Loan Agreements.

(c) Indebtedness. SunGard Financing will not create, incur, assume or suffer to exist any Indebtedness except as contemplated under the Loan Agreements.

(d) Fundamental Changes. SunGard Financing will maintain its corporate separateness and will not merge or consolidate with or into any other Person, and will not have any Subsidiaries (other than SunGard Funding, which shall be a wholly-owed Subsidiary, free and clear of all Liens except those created under the Security Agreement).

(e) Change in Nature of Business. SunGard Financing will not make any change in the character of its business which would impair the collectibility of the Receivables or otherwise adversely affect the interests or remedies of the Lenders or Insurer.

(f) Use of Proceeds. SunGard Financing will not use the proceeds of any Borrowing, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

(g) Accounting Changes. SunGard Financing will not make any change in fiscal year.

(h) Name Change, Offices and Records. SunGard Financing will not take any action that would cause any financing statement to become “seriously misleading” under Section 9-507 of the Uniform Commercial Code or change its location as specified in Section 9-307 of the Uniform Commercial Code unless SunGard Financing shall have: (i) given SunGard Funding (and its assigns) at least thirty (30) days’ prior written notice thereof and (ii) delivered to SunGard Funding (and its assigns) all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.

(i) Change in Payment Instructions to Obligors. SunGard Financing will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lockbox, Lockbox Account or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lockbox Bank or Collection Bank or a Lockbox, Lockbox Account or Collection Account, an executed Control Agreement with respect to the new Lockbox, Lockbox Account or Collection Account; provided, however, that the Collection Agent may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lockbox, Lockbox Account or Collection Account. SunGard Funding will not credit remittances which do not constitute Collections or other proceeds of the Receivables or the Related Security to any Lockbox Account or Collection Account.

(j) Modifications to Contracts and SunGard Financial Policy. SunGard Financing will not make (i) any change to the SunGard Financial Policy which would impair the collectibility of the Receivables or otherwise adversely affect the interests or remedies of the Lenders or Insurer, and (ii) any change to the SunGard Financial Policy without the prior written consent of SunGard Funding. SunGard Financing will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the SunGard Financial Policy.

(k) No Designation of “Amortization Date”. SunGard Financing will not declare an “Early Amortization Event” (as defined in and under each of the Receivables Purchase Agreements), or send any written notice to any Seller in respect thereof, without the prior written consent of SunGard Funding (or its assigns), except with respect to the occurrence of an Insolvency Event.

(l) Organization Documents. Neither Financing Subsidiary shall amend its Organization Documents without the prior written consent of all of Administrative Agent and the Insurer.

(m) Certain Amendments. SunGard Funding shall not amend its Organization Documents or any Transaction Document to which it is party, without the prior written consent of SunGard Funding.

EARLY AMORTIZATION EVENTS

Section 4.3 Early Amortization Events. The occurrence of any one or more of the following events shall constitute an Early Amortization Event:

(a) SunGard Financing shall fail (i) to make any payment or deposit required hereunder (or any other Transaction Document to which it is a party) when due and such failure continues for one (1) day, (ii) to perform or observe any term, covenant or agreement under Section 4.2(f) hereunder, or (iii) other than as set forth in clauses (i) and (ii) of this Section 4.3(a), to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) and such failure shall continue for ten (10) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by SunGard Financing in this Agreement, any other Transaction Document or other document delivered pursuant hereto or thereto shall prove in any material respect to have been incorrect when made or deemed made other than any breach of a representation relating to a Receivable that has been repurchased pursuant to Section 1.3.

(c) A default shall occur in the performance of any term, provision or condition contained in the Senior Credit Agreement causing Indebtedness to become due prior to its stated maturity or declared to be due and payable or required to be prepaid prior to the date of maturity thereof, or a default shall occur in the performance of any term, provision or condition contained in any agreement under which Material Indebtedness (as defined in the Senior Credit Agreement) was created or is governed, the effect of which is to cause such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the Collection Agent shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) SunGard Financing shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against SunGard Financing seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) SunGard Financing shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

(e) An “Early Amortization Event” under and as defined in the First Step Agreement shall occur.

(f) An “Early Amortization Event” under and as defined in the Credit Agreement shall occur.

Section 4.4 Remedies. Upon the occurrence and during the continuation of an Early Amortization Event, SunGard Funding may take any of the following actions: (i) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by SunGard Financing; provided, however, that upon the occurrence of the Early Amortization Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to SunGard Financing under any Debtor Relief Law, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by SunGard Financing and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by SunGard Financing to SunGard Funding. The aforementioned rights and remedies shall be in addition to all other rights and remedies of SunGard Funding and its assigns available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the Uniform Commercial Code to a secured party that is a buyer of accounts, all of which rights shall be cumulative.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnities by SunGard Financing. Without limiting any other rights that SunGard Funding may have hereunder or under applicable law, SunGard Financing agrees to indemnify SunGard Funding and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of SunGard Funding) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by SunGard Funding of an interest in the Receivables, excluding, however:

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party.

Without limiting the generality of the foregoing indemnification, SunGard Financing shall indemnify SunGard Funding for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to SunGard Financing) relating to or resulting from:

(i) any representation or warranty made by SunGard Financing under or in connection with this Agreement or in any report delivered by or on behalf of SunGard Financing pursuant hereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by SunGard Financing, to comply with any applicable law, rule or regulation with respect to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii) any failure of SunGard Financing to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

(iv) any products liability, personal injury or damage suit, or similar claim arising out of or in connection with goods or services that are furnished pursuant to any Receivable sold by SunGard Financing hereunder or pursuant to the related Contract;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable sold by SunGard Financing hereunder (including, without limitation, a defense based on such Receivable or the related Contract not being a valid and legally binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of the Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to SunGard Financing in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any failure to vest and maintain vested in SunGard Funding, or to transfer to SunGard Funding, legal and equitable title to, and ownership of, and a first priority perfected security interest in the Receivables sold by SunGard Financing pursuant hereto, the Related Security and the Collections, free and clear of any Lien; and

(x) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the Uniform Commercial Code of any applicable jurisdiction or other applicable laws with respect to any Receivable sold by SunGard Financing pursuant hereto, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time.

Section 5.2 Other Costs and Expenses. SunGard Financing agrees to pay to SunGard Funding on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including, without limitation, the cost of auditors auditing the books, records and procedures of SunGard Financing, reasonable fees and out-of-pocket expenses of legal counsel for SunGard Funding with respect thereto and with respect to advising SunGard Funding as to its respective rights and remedies under this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Waivers and Amendments.

(a) No failure or delay on the part of SunGard Funding (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by the Insurer, SunGard Financing and SunGard Funding and, to the extent required under the Credit Agreement, the Administrative Agent, and the Committed Lenders or the Required Committed Lenders, and prior written notice to S&P and Moody’s.

Section 6.2 Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

Section 6.3 Protection of Ownership Interests of SunGard Funding.

(a) SunGard Financing agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that SunGard Funding (or its assigns) may reasonably request, to perfect, protect or more fully evidence the rights of SunGard Funding in and to the Receivables, or to enable SunGard Funding (or its assigns) to exercise and enforce SunGard Funding’s rights and remedies hereunder. At any time after the occurrence and during the continuance of an Early Amortization Event, SunGard Funding (or its assigns) may, at SunGard Financing expense, direct SunGard Financing to notify the Obligors of Receivables of the ownership interests of SunGard Funding under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to SunGard Funding or its designee.

(b) If SunGard Financing fails to perform any of its obligations hereunder, SunGard Funding (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and costs and expenses incurred in connection therewith shall be payable by SunGard Financing as provided in Section 6.2. SunGard Financing irrevocably authorizes SunGard Funding (and its assigns) at any time and from time to time in the sole discretion of SunGard Funding (or its assigns), and appoints SunGard Funding (and its assigns) as its attorney(as)-in-fact, to act on behalf of SunGard Financing (i) to execute on behalf of SunGard Financing as debtor and to file financing statements necessary or desirable in SunGard Funding’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of SunGard Funding in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as SunGard Funding (or its assigns) in its sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of SunGard Funding’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 6.4 [Reserved].

Section 6.5 Bankruptcy Petition. SunGard Financing hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Obligations, it will not institute against, or join any other Person in instituting against SunGard Funding any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 6.6 CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 6.7 CONSENT TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY TRANSACTION DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR

NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY EACH PARTY PURSUANT TO THIS AGREEMENT AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY EACH PARTY AGAINST ANY PARTY OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY EACH PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 6.8 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.9 Integration; Binding Effect; Survival of Terms.

(a) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by SunGard Financing pursuant to Article II, (ii) the indemnification and payment provisions of Article V, Section 6.5 and Section 6.12 shall be continuing and shall survive any termination of this Agreement.

Section 6.10 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement that are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 6.11 Disclaimer of Interest. SunGard Funding disclaims all right, title and interest in the “Receivables”, “Collections”, “Related Security”, “Assets” and “SunGard Financing Related Security” as defined in the Bridge First Step Agreement and Bridge Second Step Agreement.

Section 6.12 Availability of Funds. Notwithstanding anything in this Agreement to the contrary, SunGard Funding shall not have any obligation to pay any amount required to be paid by it to SunGard Financing hereunder in excess of any amount available to SunGard Funding after paying or making provision for the payment of its other obligations. All payment obligations of SunGard Funding hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its other obligations; and each of SunGard Financing agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by SunGard Funding exceeds the amount available to SunGard to pay such amount after paying or making provision for the payment of its other obligations.

Section 6.13 Assignment. SunGard Financing hereby assigns to SunGard Funding all of its direct and indirect rights and remedies under each of the First Step Agreement, the Performance Undertaking and the Collection Agent Agreement. SunGard Funding shall be entitled to exercise, without notice or consent of SunGard Financing , any and all direct and indirect rights and remedies of SunGard Financing under the First Step Agreement, the Performance Undertaking and the Collection Agent Agreement from time to time, but shall have no obligations under thereunder or any liability for any loss, expense, claim or damage incurred by or asserted against any Borrower Party by reason of its acts or omissions relating thereto. SunGard Financing consents to the assignment by SunGard Funding of its right, title and interest under this Agreement, the First Step Agreement, the Performance Undertaking and the Collection Agency Agreement to the Administrative Agent for the benefit of the Lenders and the Insurer, and to the exercise of all or any portion of such rights and remedies, and the rights and remedies of SunGard Funding under this Agreement, by the Administrative Agent for the benefit of the Lenders and the Insurer, but none of the Administrative Agent, the Lenders or the Insurer shall have any obligations thereunder to any Borrower Party or any liability for any loss, expense, claim or damage incurred by or asserted against any Borrower Party by reason of the Administrative Agent’s, the Lenders’ or the Insurer’s acts or omissions relating thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

SUNGARD FINANCING LLC, as Transferor

By:	/s/ MICHAEL J. RUANE
Name:	Michael J. Ruane
Title:	President, Treasurer and Assistant Secretary

SUNGARD FUNDING LLC, as Transferee

By: SunGard Financing LLC, its Manager

By:	/s/ MICHAEL J. RUANE
Name:	Michael J. Ruane
Title:	President